DRAFT - December 23, 1997

                                                     PRIVILEGED AND CONFIDENTIAL


December 23, 1997

Hollywood Entertainment Corporation
25600 SW Parkway Center Drive
Wilsonville, Oregon  97070

Attention:     Mark J. Wattles
               Chairman of the Board and
               Chief Executive Officer

Gentlemen:

We understand that Hollywood Entertainment Corporation, an Oregon corporation (the "Company") is proposing to acquire, pursuant to a self-tender offer (the "Tender Offer"), a minimum of 8,045,454 shares of the Company's outstanding shares of common stock (the "Common Stock") and a maximum of 16,818,181 shares of Common Stock at $11 per share in cash net to the Seller (the "Offer Price"). It is our understanding that Mark J. Wattles ("Wattles"), who owns 11,124,600 shares of Common Stock and holds options issued under the Company's stock option plans to purchase an additional 520,000 shares of Common Stock, will not sell any shares of Common Stock pursuant to the Tender Offer and, as a result thereof, will own between 33.1% and 42.5% of the fully-diluted Common Stock after giving effect to the consummation of the Tender Offer, the financing thereof, and the transactions contemplated thereby. The Tender Offer will be made pursuant to an offer to purchase (the "Offer to Purchase") in substantially the form previously reviewed by us which describes the terms of the Tender Offer and Share Ownership, Voting and Co-Sale Agreement in the form attached to the
Schedule 13E-4 filed by the Company with respect to the Tender Offer (the "Management Standstill Agreement") being contemporaneously entered into between the Company and Wattles with respect to the Common Stock beneficially owned by him. Immediately prior to the consummation of the Tender Offer, the Company will transfer (the "Asset Transfer" and, collectively with the Tender Offer, the "Transactions") substantially all of its assets to a newly-formed, wholly-owned subsidiary of the Company which will be organized as an Oregon corporation ("Opco") and cause Opco to assume all of the Company's liabilities, whereupon the Company's sole business will be the ownership of the capital stock of Opco.

Hollywood Entertainment Corporation
December 23, 1997
Page 2


We further understand that in order to finance the Transactions and to pay related transaction costs (a) the Company will require up to $200 million in cash proceeds from a new financing consisting of a minimum of $100.0 million and up to a maximum of $200.0 million in original principal amount of pay-in-kind notes of the Company (the "PIK Notes"), and (b) Opco will assume pursuant to the Asset Transfer all of the Company's obligations in respect of the Company's $200 million in outstanding principal amount of 10-5/8% Series B Senior Subordinated Notes due 2004 and the Company's $300 million Revolving Credit Agreement, dated as of September 5, 1997.

This letter confirms the terms and conditions pursuant to which GS Mezzanine Partners, L.P. and GS Mezzanine Partners Offshore, L.P. (together, the "Purchasers"), are willing to purchase from the Company in connection with the
Transactions: (i) between $100.0 million and $200.0 million in original principal amount of the PIK Notes and (ii) warrants evidencing the right to purchase, at a warrant exercise price of $0.01 per share, between 1.25 million and 2.25 million shares of Common Stock (the "Warrants" and, collectively with the PIK Notes, the "Securities").

1. Purchase and Sale. The purchase and sale of the Securities shall be at the price and subject to the terms and conditions specified herein and in the term sheet attached hereto as Annex A (the "Term Sheet").

2. Closing Date. The Closing Date (sometimes referred to herein as "Closing") will be on the date of the Closing of the Tender Offer, but in no event later than January 31, 1998 unless the Purchasers otherwise agree. The commitment of the Purchasers hereunder shall terminate on January 31, 1998 unless the Closing shall have previously occurred.

3. Definitive Agreements. As soon as reasonably practicable after the execution of this letter, the Company and the Purchasers shall commence the negotiation of definitive agreements and documents (the "Definitive Agreements") relating to the issuance of the Securities and other related matters, including:

          (a) Securities Purchase Agreement between the Company and the Purchasers which shall set forth the terms and conditions upon which the Securities will be purchased by the Purchasers;

          (b) Indenture between the Company and the trustee for the holders of the PIK Notes pursuant to which the PIK Notes are to be issued;

          (c) Registration Rights Agreement with respect to the PIK Notes and the Common Stock underlying the Warrants;

Hollywood Entertainment Corporation
December 23, 1997
Page 3

          (d) Warrant Agreement; and

          (e) Agreement(the "Wattles Letter Agreement") between Wattles and the Purchasers restricting the aggregate margin indebtedness which may be incurred by Wattles.

     Each of the agreements or documents referred to above will initially be prepared by counsel to the Purchasers, and will include the terms summarized in the Term Sheet and such other representations, warranties, conditions, covenants, indemnities and other terms determined by the Purchasers in their sole reasonable judgment and are not inconsistent with the Term Sheet. Each of the foregoing documents will be negotiated in good faith by the Purchasers and the Company.

4. Certain Conditions. The commitment of the Purchasers hereunder is subject, in their sole discretion, to the following conditions (in addition to the conditions set forth elsewhere herein and in the Term Sheet): (i) there shall not have been, since September 30, 1997, any change in the capital stock of the Company and its subsidiaries (other than the exercise of employee stock options and other than as contemplated by this letter) or any adverse change, or any development involving a prospective adverse change, in or affecting the business, management, financial position, stockholder's equity, results of operation, or prospects of the Company and its subsidiaries, taken as a whole (other than the financial results announced by the Company in its press release issued on December 8, 1997), and (ii) there shall not have been any disruption or adverse change in the financial or capital markets generally or in the markets for high yield debt or equity securities in particular which, in any case under clause (i) or (ii), the Purchasers, in their sole discretion, deem material. The commitment of the Purchasers hereunder is also subject to the accuracy in all material respects of all information heretofore furnished to the Purchasers and the Purchasers not becoming aware after the date hereof, as part of the Purchasers' due diligence investigation of the Company and its subsidiaries or otherwise, of any information or other matters affecting the Company and its subsidiaries or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any information disclosed to the Purchasers prior to the date hereof.

5. Inspection and Access to Information. From and after the date of execution of this letter by the parties hereto, the Company shall permit access to, and shall make available to the Purchasers' representatives and their accounting and legal advisors for inspection and review, the properties, books, records, accounts, and documents of or relating to the Company, and the Company shall make available at reasonable times and to a reasonable extent officers and employees of the Company to discuss with the Purchasers' representatives and their accounting and legal advisors the business and

Hollywood Entertainment Corporation
December 23, 1997
Page 4


     affairs of the Company, such inspection and discussion to be undertaken prior to and after the execution of the Definitive Agreements.

6. No-Shop; Ordinary Course. From the date hereof until the earliest of: (a) the mutual agreement of the parties not to pursue the execution of the Definitive Agreements, (b) the termination of such Definitive Agreements in accordance with the terms thereof, (c) the Closing Date and (d) if the Closing Date shall not have theretofor occurred, January 31, 1998 (or such later date as the Company and the Purchasers shall have mutually agreed to extend the Purchasers' commitment hereunder), (i) the Company shall not, and shall cause its agents, representatives, and any other person acting on its behalf not to, directly or indirectly solicit, participate in any negotiations or discussions with or provide or afford access to information to any third party with respect to, or otherwise facilitate, encourage or accept any offers for the purchase of the Securities or any alternative financing arrangements in connection with the Transactions or any other transactions involving the acquisition by the Company of 15% or more of the Common Stock or a recapitalization or other extraordinary distribution in respect of the Common Stock and shall terminate any of the foregoing activities and discussions as may exist on the date hereof with any party other than the Purchasers and their representatives, and the Company shall promptly advise the Purchasers of any inquiry or proposal relating thereto that may be received, including the terms of the proposal and the identity of the inquirer or offeror, and (ii) the Company shall conduct its business only in the ordinary course.

7. Syndication. The Company, if so requested by the Purchasers (whether before or after the Closing), agrees actively to assist the Purchasers as set forth in the Term Sheet in completing the public or private syndication (including a Rule 144A offering), satisfactory to the Purchasers, of the Securities or any portion thereof (including all or any portion of the PIK Notes and/or the Warrants, to third party purchasers (the "Assignees")); provided that the commitments of the Purchasers hereunder shall not be subject to the completion of any such syndication.

8. Fees and Expenses. In consideration of the Purchasers' agreements hereunder, the Company agrees to pay or cause to be paid (without duplication) in cash in immediately available funds the following non-refundable fees:

          (a) Commitment Fee. At the signing of this letter, the Company will pay to the Purchasers a commitment fee equal to $2,000,000, representing 1.0% of the maximum $200.0 million purchase price of the PIK Notes.

          (b) Funding Fee. At the Closing Date, the Company will pay to the Purchasers a funding fee equal to 3.5% of the original principal amount

Hollywood Entertainment Corporation
December 23, 1997
Page 5


               of PIK Notes issued at the Closing, less the amount of the commitment fee previously paid pursuant to Section 8(a) above.

          (c) Transaction Fee. If, within one year after the date of this letter, either (i) the Tender Offer contemplated hereby is consummated or (ii) any other transaction involving the acquisition by the Company or a third party of 15% or more of the Company's Common Stock or assets is consummated, the Company will, promptly upon the first event specified in clauses (i) and
               (ii) to occur, pay to our affiliate, Goldman, Sachs & Co., a transaction fee of $2,000,000.

     In addition to, and whether or not the proposed Transactions are consummated, the Company agrees to periodically reimburse the Purchasers for (i) their reasonable out-of-pocket expenses, including the fees and disbursements of their attorneys, accountants and consultants (subject to a maximum expense reimbursement for such items if the Transactions are consummated of $250,000 plus 50% of the amount by which such expenses exceed $250,000 until such expenses total $500,000 (e.g., a maximum reimbursement of $375,000); provided that the foregoing maximum shall not apply if the Transactions are not consummated (other than as a result of the failure of the minimum of 8,045,454 shares of Common Stock to be tendered to the Company pursuant to the Tender Offer) and the Purchasers have not breached their obligations hereunder, and provided further, that the foregoing maximum shall not limit the Company's obligations under paragraph 11 below), plus (ii) any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to in this letter.

9. Confidentiality. This letter and its terms and the transactions contemplated hereby shall be kept confidential until the parties hereto mutually agree upon the language and timing of a press release or until such time as one such party determines, based upon the advice of counsel, that a public announcement is required by law, in which case the parties hereto shall in good faith attempt to agree on any public announcements or publicity statements with respect thereto.

10.  Conditions to Closing. The Purchasers' commitment hereunder is subject to:
     (i) the negotiation, execution and delivery on or before the Closing Date of the Definitive Agreements; (ii) the satisfaction of the conditions set forth in paragraph 4 above, (iii) the Company's performance of its obligations under paragraphs 5 through 9 hereof; and (iv) the other conditions set forth in the Term Sheet.

11. Indemnification. In connection with arrangements such as this, it is our policy to receive indemnification. Effective upon execution of this letter, the Company hereby

Hollywood Entertainment Corporation
December 23, 1997
Page 6

     agrees to the provisions with respect to our indemnity and other matters set forth in Annex B which are incorporated by reference into this letter.

12. Other Activities. As you know, Goldman, Sachs & Co. is a full service securities firm and as such may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of the Company and other companies which may be the subject of the arrangements contemplated by this letter.

13. Governing Law. This letter shall be governed by the internal laws of the State of New York without regard to principles of conflicts of laws.

14. No Beneficiaries; Assignments. This letter has been and is made solely for the benefit of the Company, the Purchasers and the Purchasers' affiliates and no other person will acquire or have any right under or by virtue of this letter. The Company may not assign any of its rights or obligations hereunder without the prior written consent of the Purchasers.

15. Entire Agreement. This letter constitutes the entire agreement between the parties hereto with respect to the matters covered hereby and supersedes in its entirety the letter agreement, dated December 7, 1997 between the Company and the Purchasers.

16. Counterparts. This letter may be executed in counterparts, each of which shall be deemed to constitute an original but all of which shall constitute one and the same instrument.

Hollywood Entertainment Corporation
December 23, 1997
Page 7


If the foregoing terms and conditions are acceptable to you, please so indicate by signing both of the enclosed copies of this letter where indicated and returning one to the undersigned on or prior to December __, 1997 whereupon this letter shall become binding agreements between us. If this letter is not signed and returned as described in the preceding sentence by such date, this letter will terminate on such date.

                                   Very truly yours,

                                   GS MEZZANINE PARTNERS, L.P.

                                   BY:  GS MEZZANINE ADVISORS, L.P.,
                                        its general partner

                                   BY:  GS MEZZANINE ADVISORS, INC.,
                                        its general partner

                                   By:
                                      -----------------------------------------
                                        Name:
                                        Title:

                                   GS MEZZANINE PARTNERS OFFSHORE, L.P.

                                   BY:  GS MEZZANINE ADVISORS (CAYMAN), L.P.,
                                        its general partner

                                   BY:  GS MEZZANINE ADVISORS, INC.,
                                        its general partner

                                   By:
                                      -----------------------------------------
                                      Name:
                                      Title:

Agreed To And Accepted As
Of The Date First Above Written

HOLLYWOOD ENTERTAINMENT CORPORATION

By:
   -------------------------------------
   Name:
   Title:

                                     Annex A
                                     -------

                                   Term Sheet
                                   ----------

          Summary of Proposed Principal Terms of PIK Notes and Warrants
          -------------------------------------------------------------

                    (Defined terms used in this Term Sheet shall have the
                                           same respective
                       meanings as such terms have in the letter to which the
                                       Term Sheet is attached
                         (the "Commitment Letter"), unless otherwise defined
                                               herein)

PIK Notes:               A minimum of $100.0 million and a maximum of $200.0
                         million in original principal amount of pay-in-kind notes of the Issuer (the "PIK Notes") will be issued by the Issuer at the Closing of the Transactions for the purposes described under "Use of Proceeds" below.

Purchase Price:          The PIK Notes, together with the applicable number of
                         Warrants (as described below), will be issued for cash at the original principal amount of the PIK Notes being issued (the "Purchase Price") to generate gross cash proceeds of between $100 million and $200 million.

Issuer: Hollywood Entertainment Corporation, an Oregon corporation (the "Issuer").

Wholly Owned
Subsidiary of Issuer:    Hollywood Operating Company, a newly-formed wholly-
                         owned Oregon corporation ("Opco"), which will be organized as a direct subsidiary of the Issuer, will acquire, immediately prior to the issuance of the PIK
                         Notes, all of the assets and assume all of the liabilities of the Issuer, including the indebtedness under the existing Revolving Credit Agreement and the existing 10-5/8% Notes.

Equity: In connection with its purchase of the PIK Notes, the Purchasers will acquire, at no additional consideration, warrants (the "Warrants") evidencing the right, exercisable at any time prior to the 5th anniversary of the Closing, to purchase at a warrant exercise price of $0.01 per share, shares of Common Stock (as set forth on the second schedule below) ranging from a minimum of 1.25 million shares of Common Stock (if $100 million principal amount of PIK Notes are issued) and increasing proportionately to 2.25 million shares of Common Stock (if $200 million principal amount of PIK Notes are issued). The Purchasers, at their option, may convert all or part of the Warrants, in which event the Issuer will deliver to the holder of such converted Warrants, without payment of any exercise price, shares of Common Stock equal to the quotient obtained by dividing the aggregate spread (i.e. the excess of the fair market value of the underlying shares of Common Stock over the exercise price therefor) on the Warrants to be converted by the fair market value of a share of Common Stock. The number of shares of Common Stock covered by the Warrants will be subject to further adjustment as provided under the heading "Anti-dilution Provisions" below.

Purchasers:              GS Mezzanine Partners, L.P. and GS Mezzanine Partners
                         Offshore, L.P. (together the "Purchasers").

Amount of PIK
Notes to be Issued:      The amount of PIK Notes to be issued depends on the
                         amount of Common Stock repurchased at Closing according to the first schedule set forth below. The maximum commitment on the part of the Purchasers is $200 million in original principal amount of PIK Notes. At the Closing of the Tender Offer, the Issuer will be required to issue at least $100 million in original principal amount of the PIK Notes. The minimum and maximum amounts of the PIK Notes shall be adjusted ratably with the amount of Common Stock repurchased.
                         After the initial Closing, no further PIK Notes shall be available for purchase.



                     Pre-Transaction               Pro Forma                  Pro Forma
                     Consolidated Net          Consolidated Net           Consolidated Net              Non-Wattles Common
      PIK              Indebtedness              Indebtedness               Indebtedness/             Stock Repurchased (c)
   Notes (a)           at 12/31/97                at 12/31/97              Adj. EBITDA (b)           Percent           Number
-----------------------------------------------------------------------------------------------------------------------------------
    $100.0               $ 240.0                    $ 340.0                     4.25x                 21.9%             8.05
     125.0                 240.0                      365.0                     4.56                  27.8%            10.24
     150.0                 240.0                      390.0                     4.88                  33.8%            12.43
     175.0                 240.0                      415.0                     5.19                  39.8%            14.63
     200.0                 240.0                      440.0                     5.50                  45.7%            16.82
-----------------------------------------------------------------------------------------------------------------------------------
(dollar and share amounts shown above are in millions)

                                                Pro Forma Fully-Diluted Ownership at Closing (c)
                     Pro Forma      ------------------------------------------------------------------------         Purchasers'
      PIK          Fully-Diluted                          Non-Wattles                                               Fully-Diluted
   Notes (a)           Shares          Wattles (d)       Employees (e)          Public          Purchasers (f)       Shares (f)
------------------------------------------------------------------------------------------------------------------------------------
    $  100.0           35.15             33.1%              13.2%               50.1%                3.6%               1.25
       125.0           33.20             35.1%              14.0%               46.4%                4.5%               1.50
       150.0           31.26             37.3%              14.8%               42.3%                5.6%               1.75
       175.0           29.32             39.7%              15.8%               37.6%                6.8%               2.00
       200.0           27.37             42.5%              16.9%               32.3%                8.2%               2.25
-----------------------------------------------------------------------------------------------------------------------------------
(dollar and share amounts shown above are in millions)

(a)  Original principal amount.
(b) Based on adjusted EBITDA of $80 million in FY 1997 and pro forma Consolidated Net Indebtedness at December 31, 1997 of $240 million.
(c) Assumes 36.8 million shares outstanding, 11.1 million shares owned by Wattles, up-front commitment fee of 1.0% of original principal amount of PIK Notes, financing fee of 3.5% on the original principal amount of PIK Notes actually purchased (less the up-front commitment fee previously paid), $2 million transaction fee payable to Goldman Sachs & Co., $3 million of additional transaction costs incurred by the Company, 1% waiver fee on the Senior Secured Credit Facility, and $11 per share tender price. Percentage of Non-Wattles Common Stock repurchased shown as a percentage of the pre-transaction outstanding shares of 36.8 million shares.
(d) Based on 11.1 million shares owned by Wattles plus options covering 520,000 shares presently owned by Wattles.
(e) Includes vested options covering 1.1 million shares at an average exercise price of $7.87 per share and unvested options covering 3.5 million shares at an average exercise price of $12.53 per share as of September 30, 1997.
(f)  $.01 per share exercise price.

Use of Proceeds:         To finance the purchase of Common Stock pursuant to the
                         Tender Offer and pay related transaction costs.

Interest:                The PIK Notes will be issued at their stated principal
                         amount to generate aggregate gross proceeds to the Company of between $100 million to $200 million. The
                         PIK Notes will bear interest at a rate of 13% per annum payable in cash semiannually in arrears; provided that on any semiannual interest payment date on or prior to the 54th month anniversary of the Closing Date, the Issuer will have the option to pay all or any portion of the interest due and payable on such date by issuing additional PIK Notes in a principal amount equal to the interest the Company elects not to pay in cash;
                         provided, further, that the Purchasers shall have the additional right, on one occasion prior to the first semiannual interest date after Closing, to require that the Issuer issue additional PIK Notes as of the date that Purchasers exercise this right in a principal amount equal to all accrued and unpaid interest on the PIK Notes through such date. After the 54th month anniversary of the Closing Date, all interest on the PIK Notes will be payable in cash semiannually in arrears. Interest will be computed based on a 360-day year of 12, 30-day months. At any time when the Issuer is in default in the payment of any amount due under the PIK Notes or any other Event of Default shall have occurred and be continuing, the PIK Notes will bear interest at 2% per annum above the rate otherwise applicable.

Final Maturity:          8 years from the Closing.

Voluntary Prepayments:   Not permitted prior to the 4th anniversary of the
                         Closing. Thereafter, voluntary redemption will be permitted at any time, in whole or in part, at the redemption prices listed below applied to the aggregate then outstanding principal amount of all PIK Notes then outstanding, plus in each case accrued and unpaid interest to the date of prepayment payable in cash:

                         Between the 4th and 5th anniversary from Closing:
                                              106.500%
                         Between the 5th and 6th anniversary from Closing:
                                             104.875%
                         Between the 6th and 7th anniversary from Closing:
                                             103.250%
                         Between 7th anniversary from Closing
                              and Final Maturity: 101.625%

Change of Control:       Upon the occurrence of a Change of Control on or after
                         the Closing Date, the Issuer will be required, within 30 days thereafter, to offer to purchase for cash the PIK Notes at a redemption price equal to 101% applied to the aggregate then outstanding principal amount of all PIK Notes, together with accrued and unpaid interest thereon to the date of payment (a "Change of Control Offer").

                         Each holder of PIK Notes will have the option of accepting or rejecting such offer to purchase.

Tax Sharing Agreement:   Issuer will enter into a tax sharing agreement
                         satisfactory to the Purchasers with Opco, pursuant to which Opco shall pay to the Issuer taxes computed on a separate company basis. Opco will enter this agreement on a basis consistent with the requirements of the 10-5/8% Notes Indenture and the Revolving Credit
                         Agreement.

Fees and Reimbursement
of Expenses:             As provided in the Commitment Letter.

Conditions Precedent
to Closing:              Customary conditions to closing, including without
                         limitation, the following:

                         (i) (a) all required governmental and third party consents and agreements to the Transactions have been obtained and entered into (except consents required under not more than 10 store leases, which individually and in the aggregate are not material to Opco's business, so long as the Issuer uses its best efforts after the Closing to obtain such consents), including consents under the Revolving Credit Agreement to the Asset Transfer and to amendments to certain covenants under the Revolving Credit Agreement; provided that the terms of any amendments to the Revolving Credit Agreement made in connection with the Transactions are satisfactory to the Purchasers; and (b) the absence of any required consent of the holders of, or any default under, or obligation on the part of the obligor to offer to purchase, the 10-5/8% Notes under the 10-5/8% Notes Indenture as a result of the consummation of the Transactions;

                         (ii) no material adverse change in business, assets,
                              financial condition or prospects of Issuer and its subsidiaries taken as a whole since 9/30/97 (except for the financial results announced by the Company in its press release issued on December 8,
                              1997);

                         (iii) negotiation and execution of Definitive
                              Agreements;

                         (iv) the absence of any Change of Control of the
                              Issuer;

                         (v) if the Closing occurs on or after January 31, 1998, Adjusted EBITDA for the fiscal year ending December 31, 1997 as estimated by the Issuer in good faith being not less than $80 million;

                         (vi) consolidated Net Indebtedness at Opco on December
                              31, 1997 not exceeding $240 million and not increasing thereafter through the Closing except for borrowings under the Revolving Credit Agreement in the ordinary course of business;

                         (vii) absence of material litigation, including any
                              litigation seeking to enjoin or seek damages against the Issuer or the Purchasers in connection with the contemplated transactions;

                         (viii) no change in fully-diluted equity ownership from
                              the structure contemplated by the Commitment
                              Letter and this Term Sheet (including, Wattles not having sold any Common Stock pursuant to the Tender Offer or otherwise);

                         (ix) delivery by the Issuer of a satisfactory solvency
                              opinion issued by a reputable firm which shall opine as to the solvency of the Issuer after giving effect to the Transactions;

                         (x) issuance at closing of at least $100 million in original principal amount of PIK Notes;

                         (xi) transaction costs (including consent payments and
                              legal, investment banking, accounting and other fees, but excluding fees and expenses payable under the Commitment Letter) not exceeding $6,000,000;

                         (xii) the Purchasers' satisfaction with the terms and
                              conditions of the Transactions, including the Management Standstill Agreement, it being under-stood that the drafts of the Offer to Purchase and the Management Standstill Agreement attached as Exhibits B and C hereto are satisfactory to the Purchasers;

                         (xiii) the terms of the Transactions (including the
                              Offer Price and the Management Standstill
                              Agreement described in the Offer to Purchase) not having been amended or modified and remaining in full force and effect;

                         (xiv) customary officers' certificates and legal
                              opinions, including legal opinions as to the satisfaction of the conditions specified in clause
                              (i) above; and

                         (xv) execution of Wattles Letter Agreement providing
                              for (a) a representation by Wattles as of the Closing Date as to the accuracy in all material respects of Wattles' financial assets balance sheet as of a recent date (showing (i) the Common Stock owned by Wattles, (ii) the aggregate amounts of (x) all other margin securities and (y) all other financial assets owned by Wattles and (iii) the aggregate amount of Indebtedness secured by any of the foregoing assets) which financial assets balance sheet shall not differ materially from that furnished to the Purchasers prior to the date of the Commitment Letter, and (b) a covenant by Wattles that the total principal amount of indebtedness secured by margin securities of Wattles outstanding at any one time will not exceed $35 million in the aggregate at any time prior to 6 months after the Closing and $40 million in the aggregate at any time thereafter and prior to the second anniversary of the Closing.

Representations and
Warranties:              Customary representations and warranties.

Covenants:               Affirmative and negative covenants as are customary for
                         similar transactions as determined by the Purchasers in their reasonable judgment, plus the following:

                         (i)  Stock of Opco.

                              Issuer shall continue to own, of record and beneficially, all of the capital stock or membership interests of Opco. The Issuer's sole business will be the ownership of the capital stock of Opco, and the Issuer will have no liabilities or obligations other than (i) liability for the indebtedness evidenced by the PIK Notes, (ii) liabilities arising out of the conduct of the business of the Issuer prior to the Asset Transfer and with respect to which the Issuer is not released, (iii) liabilities arising after the Asset Transfer as a matter of law solely as a result of its ownership of capital stock of Opco, and (iv) franchise taxes, other liabilities required to maintain the Issuer's existence as a corporation and any other immaterial liabilities inadvertently incurred, provided that Opco shall satisfy all such liabilities under subclause (iv) within 30 days after the same become due and payable.

                         (ii) Limitation on Indebtedness:

                              Issuer will not Incur any Indebtedness, except the PIK Notes and except for a guarantee of the obligations of Opco under the Revolving Credit Agreement.

                              Opco will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness unless, (i) the Incurrence of such Indebtedness would be permitted under the 10-5/8% Notes Indenture (as in effect on the date hereof and without giving effect to any amendment thereto) and (ii) after giving effect to the Incurrence of such Indebtedness, the ratio of Consolidated Net Indebtedness (based on the actual amount outstanding thereof) to Adjusted EBITDA of the Issuer computed on a pro forma basis for the preceding four quarters would not exceed 6.00 to 1.

                         (iii) Limitation on Provisions Restricting Dividends by
                               Subsidiaries:

                              Issuer will not, and will not permit Opco or any other Subsidiary to, enter into or suffer to exist any agreement, which restricts Opco's or any other Subsidiary's ability or right to pay dividends to, make payments under the Tax Sharing Agreement to, or make advances to or investments in, the Issuer or, if such other Subsidiary is not directly owned by Issuer, the "parent" Subsidiary of such Subsidiary except for restrictions in effect on the date hereof under the 10-5/8% Notes Indenture and under the Revolving Credit Agreement or any refinancing thereof; provided that such restrictions are no more restrictive than that contained in the Indebtedness being refinanced; provided further that no such restriction which is more restrictive than that contained in the 10-5/8% Notes Indenture as in effect on the date hereof shall be entered into or agreed to if such restriction would apply after September 5, 2002, the maturity date under the Revolving Credit Agreement (including, as a result of the refinancing or extension of the Revolving Credit Agreement).

                         (iv) Limitation on Liens:

                              Issuer will not create or allow to exist any Liens on its assets provided that the foregoing restrictions shall not apply to any lien on the stock of Opco to secure the obligations of the Company's guarantee of all Indebtedness under the terms of any amendment to the Revolving Credit Agreement.

                         (v)  Limitation on Merger, Consolidation and Sale of
                              Assets:

                              Issuer will not, and will not permit any of its Subsidiaries to, consolidate with or merge with or into any other Person or transfer substantially all of its assets in a single transaction or series of transactions to any Person (except that a wholly owned Subsidiary of Opco may consolidate with or merge with, or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to Opco or another wholly owned Subsidiary of Opco); provided that the foregoing restriction shall not apply to the consolidation or merger of Issuer with, or the transfer of all or substantially all of the assets of the Issuer in a single transaction or series of transactions to, any Person so long as:

                              (a) the successor is Issuer, or if the successor is not Issuer, the successor assumes the due and punctual performance and observance of each covenant and condition of the operative documents;

                              (b) after giving effect to such transaction (i) the successor and its Subsidiaries could incur at least $1.00 of additional Indebtedness in compliance with its covenants described herein, and (ii) the successor has a net worth at least equal to the net worth of the Issuer immediately prior to such transaction;

                              (c) immediately before and after giving effect to such transaction no Default or Event of Default exists or would exist; and

                              (d)  a Change of Control shall have resulted
                                   therefrom.

                         (vi) Limitation on Restricted Payments.

                              Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, declare or make, or incur any liability to declare or make, any Restricted Payments.

                         (vii) Limitations on Investments.

                              Issuer will not make any Investments in any Person (other than Opco), nor will Opco or any Subsidiary of Opco make any Investment in any Person other than Permitted Investments (as defined in the 10-5/8% Notes Indenture as in effect on the date hereof and without giving effect to any amendment thereto) provided, however, that the Issuer may guarantee the obligations of Opco under the Revolving Credit Agreement.

                         (viii) Limitation on Sale of Assets.

                              Issuer will not, and will not permit any Subsidiary to, consummate any asset disposition, unless (i) at least 75% of the proceeds therefrom are in cash and (ii) all cash proceeds therefrom are used (x) to repay indebtedness of Opco or the Issuer or, within one year after the receipt thereof, are reinvested in Opco's business and (y) to the extent not used under (x), to offer to purchase the PIK Notes at the then outstanding principal amount thereof (an "Offer"). The foregoing restrictions on asset dispositions described in clauses (i) and (ii) above shall not apply to certain dispositions by Opco and its Subsidiaries in the ordinary course of business, which shall be deemed to include (a) the sale of rental inventory, consistent with past practice, and (b) the sales or closure of stores; provided that in the case of clause (b) the Issuer or its Restricted Subsidiaries acquires or opens another store within 90 days thereof for each such store sold or closed.

                         (ix) Limitation on Affiliated Transactions.

                              Issuer will not, and will not permit any Subsidiary to, enter into or permit to exist any transaction with an Affiliate of the Issuer unless such transaction would be permitted under the 10-5/8% Notes Indenture (as in effect on the date hereof and without giving effect to any amendment thereto); provided, however, Issuer may guarantee the obligations of Opco under the Revolving Credit Agreement.

                         (x)  Limitation on Store Openings.

                              The Issuer will covenant that Issuer and its Subsidiaries will not, without the prior written consent of the Required Holders (as defined under "Voting" below), open, acquire, or enter into any new leases with respect to, more than 25 stores in the current quarter (except such greater number of stores that the Issuer and its Subsidiaries have opened, acquired or leased prior to the calculation of Average New Store Revenues (as defined herein) for the current quarter) and each following quarter if the average annualized revenues for stores opened and acquired during the preceding four full quarters together, such amount to be calculated by month and weighted for the number of opened and acquired stores in each such month (the "Average New Store Revenues"), are below $575,000 per store. If the Average New Store Revenues for any four quarter period are below $525,000 per store, the Issuer and its

                              Subsidiaries will, unless the Required Holders have otherwise agreed in writing, not open, acquire, or enter into any leases with respect to, any new stores in the current quarter (except such stores that the Issuer and its Subsidiaries have opened, acquired or leased prior to the calculation of Average New Store Revenues for the current quarter) and each following quarter. At any time after the 4th anniversary of the Closing any then existing or thereafter occurring store opening prohibition as set forth in the immediately preceding two sentences will terminate if the ratio of Consolidated Net Indebtedness (based on the actual amount outstanding thereof) to Adjusted EBITDA for the trailing four quarter period is less than 4.50 to 1 as of four consecutive fiscal quarter ends, subject to reimposition of such prohibition if such ratio exceeds 4.50 to 1 as of any subsequent fiscal quarter end. The Required Holders and the Issuer will give good faith consideration to the decrease or increase, respectively, of the thresholds described above in the event that an independent auditor acceptable to the Required Holders confirms (at the Issuer's expense) that the average pretax return on capital (including all corporate overhead) for newly opened or acquired stores has increased or decreased from levels presented during due diligence and, in any event, is greater than the Issuer's cost of debt. The foregoing covenant in this clause (x) will cease to be of further force and effect at such time as the Purchasers and their Affiliates own less than 50% of the aggregate principal amount of the PIK Notes issued at the Closing. See Schedule B attached hereto for the method of calculating Average New Store Revenues.

                         (xi) Other.

                              Other customary affirmative covenants and negative covenants for mezzanine securities, including (i) a limitation on the issuance or sale of capital stock of Subsidiaries of Opco, (ii) payment of taxes and other claims, (iii) maintenance of corporate existence, properties and insurance and
                              (iv) a requirement that Issuer and its
                              Subsidiaries not engage in any material line of business substantially different from those lines of business carried on by Issuer on the date of the Commitment Letter.

Events of Default:       Customary Events of Default, including:

                         (i) a default in the payment of any Indebtedness of Issuer, Opco or any other Subsidiary that is outstanding in an aggregate amount of $5 million or more; or

                         (ii) a default in the payment of any Indebtedness
                              within any applicable grace period after final maturity or there occurs any acceleration of any such Indebtedness by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $5.0 million and in either case, such default is not cured or waived and such acceleration, if any, rescinded or the Indebtedness is not paid in 30 days;

                         (iii) a default for 30 days in the payment of any
                              interest required to be paid on the PIK Notes;

                         (iv) a default in the payment of principal of or
                              premium on the PIK Notes, or any mandatory payment of the PIK Notes;

                         (v) a default in the performance of any covenant or agreement of the Issuer (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with elsewhere in the Indenture between the Company and the trustee for the holder of the PIK Notes) and such default or breach shall continue for a period of 60 days after written notice or (b) a default in the performance or breach of the provisions of "Limitation on Merger, Consolidation and Sale of Assets", or the Issuer shall have failed to make or consummate an Offer in accordance with the provisions of "Limitation on Sale of Assets" or the Issuer shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "Change in Control"; and, in any such case described in this clause (b), such default or breach shall continue for a period of 30 days after written notice;

                         (vi) one or more judgments, orders or decrees for the
                              payment of money in excess of $5 million, either individually or in the aggregate, shall be rendered against the Issuer or any Subsidiary or any of their respective properties and shall not be discharged and either (a) any creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or (b) there shall have been a period of 60 days during which a stay or enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect; and

                         (vii) events of bankruptcy, insolvency or
                              reorganization.

Subordination:           The payment of principal of, premium (if any) and
                         interest on and all other liabilities under or in connection with the Indebtedness now or hereafter represented by the PIK Notes will be subordinate in right of payment to the prior payment of the Company's obligations under its guarantee of all Indebtedness evidenced by the Revolving Credit Agreement in the same manner as the 10-5/8% Notes are subordinated under the 10-5/8% Notes Indenture to the amounts payable under the Revolving Credit Agreement.

Registration Rights:     After the Closing, holders of the PIK Notes as a group
                         will have one demand registration right (exercisable by the holders of at least 25% of the PIK Notes outstanding) to require Issuer to register the sale of the PIK Notes pursuant to an "evergreen" shelf registration statement (including in connection with any market making activities), or to issue in exchange for the PIK Notes registered exchange notes on the same terms as the PIK Notes, in each case subject to certain customary limitations. The registration rights herein will be contained in a registration rights agreement on customary terms.

Assignment; Syndication  The Purchasers will have the right to assign the PIK
                         Notes to Assignees without the consent of the Issuer (both prior to and after closing). The Issuer will, if so requested by the Purchasers, actively assist the Purchasers in completing any public or private (including by means of a Rule 144A offering) syndication of the PIK Notes. Such assistance shall, in each case, include (a) the Issuer's using commercially reasonable efforts to ensure that the syndication efforts benefit materially from the Issuer's existing lending relationships, (b) direct contact between the Issuer's senior management and advisors and the proposed Assignees, (c) assistance in the preparation of a Confidential Information Memorandum and other materials to be used in connection with the syndication (including assistance in the completion of the Purchasers' or, in the case of an underwritten offering, the managers' due diligence review of the Issuer and its subsidiaries as an aid to such preparation) and (d) the hosting of one or more meetings of prospective Assignees.

                         The Purchasers (or lead managers selected by the Purchasers), in consultation with the Issuer, will manage all aspects of the syndication, if any, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Assignees and the amount and distribution of fees among the Assignees. To assist the Purchasers (or such lead managers) in the syndication efforts, the Issuer agrees promptly to prepare and provide to the Purchasers (or such lead managers) all information with respect to the Issuer and the Transactions contemplated hereby, including all financial information and projections (the "Projections"), as the Purchasers may reasonably request, it being understood that such Projections shall not be included in any Confidential Offering Memorandum without the Issuer's consent. The Issuer represents and covenants that (a) all information, including any Confidential Offering Memorandum prepared by the Issuer, other than the Projections, taken as a whole, that has been or will be made available by the Issuer or any of its representatives is or will be, when furnished complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) the Projections that have been or will be made available to the Purchasers (or such lead managers) by the Issuer or any of its representatives have been or will be prepared in good faith based upon reasonable assumptions.

Voting: Amendments and waivers of the PIK Notes at any time will require the approval of the holders of a majority of the PIK Notes then outstanding (the "Required Holders"), except that for matters that would customarily require the consent of 100% of the holders of the PIK Notes.

Equity Provisions:

     Registration Rights:     (i)  After the Closing, holders of the Warrants as
                                   a group will have one demand registration right (exercisable by the holders of Warrants, or the Common Stock underlying the Warrants, representing at least 25% of the Common Stock covered by the Warrants on the Closing Date) to require Issuer to register the sale of the common equity underlying the Warrants, subject to certain customary limitations; and

                              (ii) Each holder of the Warrants shall have
                                   unlimited customary "piggyback" rights,
                                   subject to standard cutbacks for piggyback registrations.

     Tag Along Rights:        Each holder of the Warrants shall have the same
                              tag-along rights in respect of the shares of Common Stock covered thereby as are granted to the Issuer's public stockholders pursuant to the Management Standstill Agreement.

    Anti-dilution Provisions: The Warrants will contain customary anti-dilution provisions provided that (a) the exercise price on any Wattles' options outstanding on the date hereof may be reduced (but not below the Offer Price) without resulting in any anti-dilution adjustment, and (b) if the Issuer reduces, within one year of the Closing, the exercise price for non-Wattles employees' options, the aggregate reduction in the exercise price (provided that no such exercise price is reduced below the Offer Price) will, if the aggregate dollar amount of such reduction for non-Wattles employees' options exceeds $8,500,000, result at the time of each such reduction in an increase in the number of Warrants issuable to the Purchasers' based on a formula detailed in the Schedule C attached hereto.

     Board Representation:    So long as the Purchasers and their Affiliates own
                              (i) PIK Notes representing at least 33-1/3% of the original principal amount of the PIK Notes issued at the Closing and (ii) Common Stock or Warrants representing or covering at least 33-1/3% of the number of shares of Common Stock covered by the Warrants issued to the Purchasers at the Closing, the Issuer shall, at the request of the Purchasers, (a) elect one (1) director to the Issuer's Board of Directors who has been designated by the Purchasers and (b) at each meeting of the Issuer's stockholders for the election of directors thereafter nominate such director (or another person designated by the Purchasers) in the Board's slate of directors and use reasonable efforts to have such nominee elected to the Board.

     Access:                  So long as the Purchasers and their Affiliates own
                              (i) PIK Notes representing at least 20% of the original principal amount of PIK Notes issued at the Closing and (ii) Common Stock or Warrants representing or covering at least 20% of the number of shares of Common Stock covered by the Warrants issued to the Purchasers at the Closing, the Issuer will grant the Purchasers' and their representatives (a) access at reasonable times and intervals, to the properties, books and records, management of, and to the independent public accountants for, the Issuer, and (b) the right to attend Board meetings, to receive information provided to the Board at the same time as received by the Board and to consult with management regarding the Issuer's business and financial matters and to have the Purchasers' views given due consideration.

     Information:             So long as the Purchasers and their Affiliates own
                              (i) PIK Notes representing at least 20% of the original principal amount of the PIK Notes issued at the Closing and (ii) Common Stock or Warrants representing or covering at least 20% of the number of shares of Common Stock covered by the Warrants issued to the Purchasers at the Closing, the Issuer shall provide the Purchasers with annual audited and monthly unaudited consolidated and consolidating financial statements (within 90 days in the case of year-end information and 30 days in the case of monthly information) including a consolidated balance sheet as at the end of each such period and related period and year-to-date statement of earnings and cash flows (setting forth in comparative form the figures for the prior comparable periods and the budgeted figures for the periods being reported on), together with such other information as the Purchasers may reasonably request, including (a) the Average New
                              Store Revenues for the four quarter period ending on such month end (including month by month
                              Average New Store Revenues broken down by month and by region) , (b) comparable same store sales information, and (c) a schedule showing, by month, new stores to be opened under signed leases. In addition, the Issuer will provide all holders of the PIK Notes information with respect to itself comparable to that provided under Section 4.2 of the 10-5/8% Notes Indenture.

     Exchange Right:          The Purchasers will have the right to exchange all
                              or part of the outstanding PIK Notes for one or more series of new PIK Notes ("Exchange Notes") in the same aggregate original principal amount at issuance as the then principal amount of PIK Notes then being exchanged with the Exchange Notes having identical terms as the PIK Notes for which they are exchanged provided that the different series of Exchange Notes may differ as to relative ranking and interest rate or yield provided the aggregate cost to the Issuer is not increased.
                              All references herein to the PIK Notes, except where the context otherwise specifically requires, shall include the Exchange Notes.

     Miscellaneous:           (i)  The PIK Notes shall be issued in registered
                                   form.

                              (ii) At the request of the Purchasers, the Issuer
                                   will use its best efforts to obtain a credit rating for the PIK Notes.

                                   Schedule A

                                  Defined Terms


     "10-5/8% Notes" means the promissory note issued under the 10-5/8% Notes Indenture evidencing the $200 million in principal amount of 10-5/8% Series B Senior Subordinated Notes due 2004 issued by the Issuer.

     "10-5/8% Notes Indenture" means the Indenture, dated as of August 13, 1997, by and among the Issuer and the U.S. Trust Company of California, N.A.

     "Adjusted EBITDA" shall have the same meaning as the term "Operating Cash Flow" is defined in the 10-5/8% Notes Indenture.

     "Affiliate" or "Affiliates" shall have the meaning set forth in the 10-5/8% Notes Indenture.

     "Change of Control" shall have the meaning substantially similar to that contained in the 10-5/8% Notes Indenture provided that such definition shall include any event that triggers a Change of Control (as defined in the 10-5/8% Notes Indenture).

     "Consolidated" or "consolidated" (including the correlative term "consolidating") or on a "consolidated basis", when used with reference to any financial term (but not when used with respect to any tax return or tax liability), means the aggregate for two or more Persons of the amounts signified by such term for all such Persons, with inter-company items eliminated and, with respect to net income or earnings, after eliminating the portion of net income or earnings properly attributable to minority interests, if any, in the capital stock of any such Person or attributable to shares of preferred stock of any such Person not owned by any other such Person, in accordance with GAAP.

     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America which are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors.

     "Incur" shall have the meaning set forth in the 10-5/8% Note Indenture.

     "Indebtedness" shall have the meaning set forth in the 10-5/8% Notes Indenture.

     "Lien" or "Liens" shall have the meaning set forth in the 10-5/8% Notes Indenture.

     "Net Indebtedness" means Indebtedness less cash.

     "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

     "Restricted Payment" means: (a) every dividend or other distribution paid, made, declared or authorized by Issuer or any Subsidiary (other than dividends or other distributions paid, made, declared or authorized by any Subsidiary to Issuer or to a wholly-owned Subsidiary of Issuer) on or in respect of any class of its capital stock, and (b) every payment by or on behalf of Issuer or any Subsidiary in connection with the redemption, purchase, retirement or other acquisition of any shares of Issuer's or any Subsidiary's capital stock or any indebtedness which is subordinated in right of payment to the PIK Notes. For purposes of this definition, "capital stock" will include warrants, stock appreciation rights and other rights and options to acquire capital stock. The amount of any Restricted Payment made in property shall be the greater of (x) the fair market value of such property (as determined in good faith by the board of directors (or equivalent governing body) of the Person making such Restricted Payment) and (y) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

     "Revolving Credit Agreement" means the Issuer's $300 million Revolving Credit Agreement, dated as of September 5, 1997.

     "Subsidiary" or "Subsidiaries" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership, limited liability company or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership, limited liability company or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of Issuer.

                                   Schedule B

Average New Store Revenues Analysis:

1. Analysis to include stores opened or acquired by the Issuer and its Subsidiaries in the preceding four quarters (excluding stores that have been open for less than 2 full calendar months and acquired stores that have been owned for less than one full calendar month).

2.   To compute annual revenue, use actual monthly revenue when available.
     For each full calendar month that actual revenue is not available, compute forecasted revenue for such month adjusted for seasonal, ramp and number of day factors as outlined below:

     2.1. Take the actual revenue for each of the three preceding full calendar months (or, to the extent not available, the actual revenue for the two preceding full calendar months) and adjust the revenue for each such month as indicated below:

     (a) First, for each such month, multiply the actual monthly revenue by the product of each of the appropriate monthly ramp factors beginning with the month immediately following the month being adjusted and concluding with the first forecasted month being forecasted; provided that for the last month with actual revenue, no ramp factor adjustment is made;

          (b) Second, divide the result of (a) above by the appropriate monthly seasonal factor;

          (c) Third, divide the result of (b) above by the appropriate monthly day and weekend factor; and

          (d) Finally, compute the arithmetic average of the monthly revenue amounts from (c) above (the "Adjusted Last Month Actual Revenue").

     2.2. Then, compute the projected monthly revenues as follows:

          (a) First, for each projected month, multiply the Adjusted Last Month Actual Revenue by the product of each of the appropriate monthly ramp factors beginning with the first forecasted month of calculation and concluding with the month being forecasted;

          (b) Second, multiply the result of (a) above by the appropriate monthly seasonal factor; and

          (c) Third, multiply the result of (b) above by the appropriate monthly day and weekend factor.

     2.3  For an example of this calculation, see Exhibit A attached hereto.

          Seasonal Factors:


               Calendar            Calendar
               Month     Factor    Month         Factor
               ----------------------------------------
               January   1.07x     July          1.11x
               February  0.99      August        0.96
               March     1.02      September     0.88
               April     0.95      October       0.87
               May       0.91      November      1.03
               June      1.00      December      1.20

          Ramp Factors:


               Month                     Month
               After                     After
               Opening       Ramp        Opening        Ramp
               ---------------------------------------------------
               2            14.3%         8             0.5%
               3             1.6%         9             0.5%
               4             1.5%         10            0.5%
               5             1.4%         11            0.5%
               6             1.3%         12            0.5%
               7             1.0%

          Day and Weekend Factors:

               Calendar            Calendar
               Month     Factor    Month         Factor
               ----------------------------------------
               January   1.02x     July          0.99
               February  0.92      August        1.06
               March     1.03      September     0.96
               April     0.96      October       1.02
               May       1.06      November      1.02
               June      0.98      December      0.99

3. Average New Store Revenues for any four quarter period is computed as follows:

     3.1 First, for each such month included in the applicable four quarter periods divide (x) the sum of the latest annualized actual/forecasted first year revenue for all stores opened or acquired during any month as computed above, by (y) the number of stores so opened or acquired during such month; and

     3.2 Second, compute the weighted average of the months included in the applicable four quarter period as determined in paragraph 3.1 above (with such weighting based on the number of stores opened or acquired during each such month).

4. Ramp, seasonality, and day and weekend factors are subject to an annual audit to ensure they reflect the current operating model. Day and weekend factors will be changed annually and will be supplied by the Issuer.

                                                                       Exhibit A

Example: The following chart shows the calculation of Adjusted Last Month Actual Revenue for a store opened during the month of December with such calculation done during the following month of September (eight actual months of revenue and four projected months of revenue).

                                                                                                            Adjustments
                                                -----------------------------------------------------------------------------------
                                                                        Ramp Factor Adustments
                                                           --------------------------------------------
                   Historical           Day and   Actual   Unadjusted                                             Day and   Run
                     Ramp     Seasonal  Weekend   Monthly   Monthly                                     Seasonal  Weekend   Rate/
                   Factor(c)  Factor(c) Factor(b) Revenue   Revenue  July  Aug.  Sept.  Oct.  Nov. Dec. Factor(c) Factor(c) Forecast
-----------------------------------------------------------------------------------------------------------------------------------

                                                 ----------
January                         1.07x     1.02x  |$50,000 |
February            14.00%      0.99      0.92   | 52,276 |
March                1.60%      1.02      1.08   | 54,813 |
April                1.50%      0.95      0.96   | 52,363 |
May                  1.40%      0.91      1.06   | 50,691 |
June                 1.30%      1.00      0.98   | 56,075 | $56,076 x 1.010 x 1.005                       / 1.00  / 0.98 = 58,060
July                 1.00%      1.11      0.99   | 63,799 |  63,799         x 1.005                       / 1.11  / 0.99 = 58,347
August               0.50%      0.96      1.06   | 55,402 |  55,402                                       / 0.96  / 1.06 = 54,444
                                                 ----------                                                               ------
Adjusted Last Month                                                                                                        58,857
Actual Revenue

                                                                                                                           ---------
September            0.50%      0.88x     0.96x             $56,957         x 1.005                         0.88 x  0.96 = |48,358 |
October              0.50%      0.87      1.02               56,957         x 1.005 x 1.005                 0.87 x  1.02 = |51,050 |
November             0.50%      1.03      1.02               56,957         x 1.005 x 1.005 x 1.005         1.03 x  1.02 = |60,741 |
December             0.50%      1.20      0.99               56,957         x 1.005 x 1.005 x 1.005 x 1.005 1.20 x  0.99 = |69,029 |
                                                                                                                           --------

Actual Revenue (8 months)               $   435,439
Projected Revenue (4 months)                229,178
                                        -----------
Total Revenue(a)                            664,617
-----------------------------------------------------------------------------------------------------------------------------------

(a)  Sum of boxed amounts.
(b)  Day and Weekend Factor will change for each forecast year.
(c) Ramp, Seasonality and Day and Weekend Factors subject to an annual audit to ensure they reflect current operating model.


                                   Schedule C

The number of additional Warrants will be issuable to the Purchasers upon any decrease, within the first anniversary of Closing, in the aggregate exercise price of outstanding non-Wattles employee options. Such additional Warrants will have the same terms as the PreAdjustment Warrants, including an exercise price of $.01 per share. (This assumes one share of Common Stock is issuable upon the exercise of one Warrant).

1. Subtract the New Aggregate Option Exercise Proceeds from the Initial Aggregate Option Exercise Proceeds (the "Shortfall Amount").

2. If the Shortfall Amount is $8,500,000 or less, no adjustment is made. If the Shortfall Amount is greater than $8,500,000, an adjustment is made as follows:

     2.1 Subtract the $8,500,000 from the Shortfall Amount (the "Adjusted Shortfall Amount").
     2.2 Multiply the Adjusted Shortfall Amount by the Purchasers' Initial Fully Diluted Ownership Percentage (the "Purchasers' Pro Rata Share of the Shortfall Amount").

     2.3 Divide the Purchasers' Pro Rata Share of the Adjusted Shortfall Amount by the Offer Price.

     2.4 Subtract any Warrants previously issued pursuant to this Schedule C from the result of Step 2.3.


Definitions:

     "Initial Aggregate Option Exercise Proceeds" shall mean the sum of the products of each non-Wattles employee option outstanding as of the Closing Date multiplied by the exercise price of such non-Wattles employee option immediately before the adjustment of the exercise price.

     "New Aggregate Option Exercise Proceeds" shall mean the sum of the products of each non-Wattles employee option outstanding as of the Closing Date multiplied by the exercise price of such non-Wattles employee option immediately after the adjustment of the exercise price.

     "Pre-Adjustment Warrants" means the number of Warrants issued pursuant to the Commitment Letter without taking into account any adjustment provided for in this Schedule C.

     "Purchasers' Initial Fully Diluted Ownership Percentage" shall mean the Purchasers' percentage of the fully diluted ownership of the Common Stock represented by the Warrants issued to the Purchasers without taking into account the adjustment provided for in this Schedule C.

     "Initial Fully Diluted Shares" shall mean the fully diluted number of shares pro forma for the Tender Offer at Closing.

Example:

         Assumptions:

Initial Aggregate Option Exercise Proceeds:             $52,938,819 (a)

New Aggregate Option Exercise Proceeds:                 $41,700,000

Purchasers' Initial Fully Diluted Ownership             8.2%
         Percentage:

Offer Price                                             $11.00 per share

Warrants Previously Issued Pursuant to Schedule C:      0

         Calculation:


Step 1          $52,938,819 - $41,700,000 = $11,238,819

Step 2 Because $11,238,819 is greater than $8,500,000, an adjustment is made

Step 3          $11,238,819 - $8,500,000 = $2,738,819

Step 4          $10,834,684 * 8.2% = $224,583

Step 4          $224,583/$11.00 = 20,417 (b)
-------------------------------------------------------
     (a) 4,638,413 options at an average exercise price of $11.41 as of September 30, 1997.
     (b) The number of Warrants issuable to the Purchasers in addition to the Pre-Adjustment Warrants.

                                     Annex B

In the event that the Purchasers become involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders of the Company, in connection with or as a result of the Purchasers' agreements contained or any matter referred to in this letter, the Company periodically will reimburse the Purchasers for their legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company also will indemnify and hold the Purchasers harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of the Purchasers' agreements contained or any matter referred to in this letter, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of the Purchasers in performing the obligations that are the subject of this letter. If for any reason the foregoing indemnification is unavailable to the Purchasers or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by the Purchasers as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Company and its stockholders on the one hand and the Purchasers on the other hand in the matters contemplated by this letter as well as the relative fault of the Company and the Purchasers with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to (i) any affiliate of the Purchasers (including Goldman, Sachs & Co.), (ii) any Assignees (as defined in this letter) and (iii) the partners, directors, agents, employees and controlling persons (if any), as the case may be, of the Purchasers the Assignees and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Purchasers, any such affiliate and any such person. The Company also agrees that neither the Purchasers nor any of such affiliates, partners, directors, agents, employees or controlling persons shall have any liability to the Company or any person asserting claims on behalf of or in the right of the Company in connection with or as a result of the Purchasers' agreements contained or any matter referred to in this letter except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company result from the gross negligence or bad faith of the Purchasers in performing the obligations that are the subject of this letter. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of this letter agreement or any matter referred to in this letter is hereby waived by the parties hereto. The provisions of this Annex B shall survive any termination or completion of this letter agreement, and this letter agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

                                      B-1